Registration No. 333-

As filed with the Securities and Exchange Commission on February 29, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOWER SEMICONDUCTOR LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ramat Gavriel Industrial Park
20 Shaul Amor Avenue
P.O. Box 619
Migdal Haemek, Israel, 2310502
972-4-650-6611
(Address and telephone number of Registrant's principal executive offices)

2013 Share Incentive Plan
(Full title of the plan)

Tower Semiconductor USA, Inc.
2570 North First Street, Suite 480
San Jose, California 95131
Tel: 408-770-1324
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:
SHARON ROSEN, ADV. FISCHER (FBC & Co.)	SHELDON KRAUSE, ESQ. Eilenberg & Krause LLP
146 Menachem Begin Rd.	335 Madison Avenue, 9th Floor
Tel Aviv 6492103, Israel	New York, NY 10017
Tel: 972-3-694-4111	Tel: 212-986-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 filed by Tower Semiconductor Ltd., a company organized under the laws of the State of Israel (the “Registrant”), is being filed to register 9 million ordinary shares that may be issued to employees, officers and directors of the Company and the Company’s subsidiaries and affiliates pursuant to (i) unvested restricted share units, including performance based share units and upside performance share units, that have been previously granted and (ii) options, restricted share units, including performance based share units and upside performance share units, or other performance based awards that may be granted this year and/or in future years, pursuant to the Registrant’s 2013 Share Incentive Plan.

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not being, filed by us with the Securities and Exchange Commission (“SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

As used herein or any in any document incorporated by reference hereto, the “Company”, “Tower Semiconductor Ltd.”, “Registrant”, “we”, “us”, or “our” refers to Tower Semiconductor Ltd. and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this registration statement:

•          Report on Form 6-K furnished to the SEC on February 29, 2024;

•          Annual report on Form 20-F for the year ended December 31, 2022, filed on May 16, 2023, to the extent the information in that report has not been updated or superseded by this prospectus; and

•          The description of the Registrant’s Ordinary Shares which is contained in its Registration Statement on Form 8-A declared effective on October 25, 1994.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  We may also incorporate any Form 6-K subsequently filed or furnished by us to the SEC prior to the filing of any such post-effective amendment, by identifying in such Form 6-K that it is being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing or furnishing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Israeli Companies Law-1999, or the Companies Law, provides that an Israeli company may, if and to the extent permitted by its articles of association:

1.
exempt an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of the breach of duty of care to the company, except for damages caused to the company due to any breach of such office holder's duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.
enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his or her capacity as an office holder of the company with respect to the following:

(a)	the breach of the duty of care to the company or any other person to the extent the breach arises out of the negligent conduct of the office holder;

(b)
the breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon the office holder in favor of other persons.

3.	indemnify an office holder of the company for the following liabilities and expenses incurred by reason of acts or omissions committed in his or her capacity as an office holder of the company:

(a)
monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a settlement or arbitrator’s award approved by a court;

(b)
reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with criminal proceedings from which he or she was acquitted, or in connection with criminal proceedings in which he or she was convicted for an offense that does not require proof of criminal intent; and

(c)
reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder due to (1) an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that (i) was finalized without the filing of an indictment against such office holder and (ii) without any financial obligation imposed on such office holder in lieu of criminal proceedings, or a financial obligation was imposed on such office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent, or (2) in connection with a monetary sanction.

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.
sub-section 3(a) above, provided such undertaking is limited to and details the events, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking to indemnify is provided, foreseeable, and to an amount or according to criteria that the board of directors has determined are reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

o	a breach of the duty of loyalty, except to the extent described above;

o	a breach of the duty of care, if such breach was committed intentionally or recklessly, but excluding a breach due to negligence only;

o	an act or omission committed with the intent to unlawfully realize personal gain; or

o	a fine or monetary sanction imposed upon the office holder.

Under the Companies Law, the term "office holder" includes a general manager, chief business manager, deputy general manager, vice general manager, any person fulfilling any such position without regard to such person’s title, any manager directly subordinate to the general manager, and a director.

The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of the compensation committee, board of directors, and, in certain circumstances, including if the office holder is a director or the chief executive officer, the approval of the shareholders.  However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy, that compensation policy was approved by the shareholders by the same special majority required under the Companies Law to approve a compensation policy, and provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

We have entered into exemption and indemnification agreements with each of our officers and directors, pursuant to which, subject to the limitations set forth in the Companies Law, the Israeli Securities Law, 1968 and our articles of association, they will be exempt from liability for breaches of the duty of care and we agreed to indemnify them for certain costs, expenses and liabilities with respect to events specified in such agreements. In addition, our officers and directors are currently covered by a directors’ and officers’ liability insurance policy.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Numbers	Description of Document
4.1
Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, File No. 333-126909)

4.2
Amendment to the Articles of Association of the Registrant (approved by shareholders on December 7, 2003) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-117565)

4.3
Amendment to Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-138837)

4.4
Amendment to Articles of Association of Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710)

4.5	Amendment to Articles of Association of Registrant (approved by shareholders on August 11, 2011) (incorporated by reference to exhibit 99.1 of the Form 6-K furnished to the SEC on January 17, 2012)
4.6
Amendment to Articles of Association of Registrant (approved by shareholders on August  2, 2012) (incorporated by reference to proposals 1 and 2 of the proxy statement filed on Form 6-K furnished to the SEC on June 12, 2012, and the Form 6-K furnished to the SEC on August 2, 2012)

4.7
Amendment to Articles of Association of Registrant (approved by shareholders on May  23, 2013) (incorporated by reference to Proposal 5 of the proxy statement filed on Form 6-K furnished to the SEC on April 16, 2013)

4.8	2013 Share Incentive Plan (incorporated by reference to Exhibit 4.54 of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2014)
5.1	Opinion of FISCHER (FBC & Co.)
23.1	Consent of FISCHER (FBC & Co.) (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants, a firm in the Deloitte Global Network
24.1	Power of Attorney (included on signature page)
107.1	Filing Fee Table

Item 9.  Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Haemek, Israel, on February 29, 2024.

TOWER SEMICONDUCTOR LTD.

By: /s/ Russell C. Ellwanger Russell C. Ellwanger Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Russell C. Ellwanger, Oren Shirazi or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Amir Elstein Amir Elstein	Chairman of the Board	February 29, 2024

/s/ Russell C. Ellwanger Russell C. Ellwanger	Chief Executive Officer (Principal Executive Officer) and Director	February 29, 2024

/s/ Oren Shirazi Oren Shirazi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 29, 2024

/s/ Iris Avner Iris Avner	Director	February 29, 2024

/s/ Yoav Z. Chelouche Yoav Z. Chelouche	Director	February 29, 2024

/s/Ilan Flato Ilan Flato	Director	February 29, 2024

/s/ Dana Gross Dana Gross	Director	February 29, 2024

/s/Avi Hasson Avi Hasson	Director	February 29, 2024

/s/ Kalman Kaufman Kalman Kaufman	Director	February 29, 2024

/s/Michal Vakrat Wolkin Michal Vakrat Wolkin	Director	February 29, 2024
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES TOWER SEMICONDUCTOR USA, INC. By: /s/ Russell C. Ellwanger Russell C. Ellwanger Chief Executive Officer		February 29, 2024

EXHIBIT INDEX

Exhibit Numbers	Description of Document
4.1
Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, File No. 333-126909)

4.2
Amendment to the Articles of Association of the Registrant (approved by shareholders on December 7, 2003) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-117565)

4.3
Amendment to Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-138837)

4.4
Amendment to Articles of Association of Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710)

4.5	Amendment to Articles of Association of Registrant (approved by shareholders on August 11, 2011) (incorporated by reference to exhibit 99.1 of the Form 6-K furnished to the SEC on January 17, 2012)
4.6
Amendment to Articles of Association of Registrant (approved by shareholders on August  2, 2012) (incorporated by reference to proposals 1 and 2 of the proxy statement filed on Form 6-K furnished to the SEC on June 12, 2012, and the Form 6-K furnished to the SEC on August 2, 2012)

4.7
Amendment to Articles of Association of Registrant (approved by shareholders on May  23, 2013) (incorporated by reference to Proposal 5 of the proxy statement filed on Form 6-K furnished to the SEC on April 16, 2013)

4.8	2013 Share Incentive Plan (incorporated by reference to Exhibit 4.54 of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2014)
5.1	Opinion of FISCHER (FBC & Co.)
23.1	Consent of FISCHER (FBC & Co.) (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants, a firm in the Deloitte Global Network
24.1	Power of Attorney (included on signature page)
107.1	Filing Fee Table